Exhibit 4.1

EXHIBIT “A”

SECOND REPLACEMENT NOTE

THIS NOTE (THE “SECURITIES”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THE SECURITIES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED: (I) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS; (II) IN THE ABSENCE OF AN OPINION OF COUNSEL IN CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER THE 1933 ACT OR; OR (III) UNLESS SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO RULE 144 OR ANY EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT.

SECOND REPLACEMENT PROMISSORY NOTE

Issuance and Effective Date: as of August 12, 2023	$8,676,957

FOR VALUE RECEIVED, BANTEC INC., a Delaware corporation f/k/a Drone USA, Inc. (“Borrower”), whose address is 37 Main Street, PMB V1066, Sparta, NJ 07871-1903, hereby promises to pay to the order of EKIMNEL STRATEGIES, LLC, a Delaware limited liability company, whose address is 138 4th Avenue, Milford, CT 06460 and its successors or assigns (collectively, the “Holder”), on or before the Maturity Date (as defined in the Credit Agreement): (i) the principal amount of EIGHT MILLION SIX HUNDRED SEVENTY-SIX THOUSAND NINE HUNDRED FIFTY-SEVEN DOLLARS ($8,676,957); together with (ii) interest on the unpaid principal balance hereof at the rate of two percent (2.0%) per annum commencing as of the Issuance and Effective Date hereof; together with (iii) all other Obligations due, owing and payable under the terms of the Credit Agreement and all other Loan Documents, all in accordance with the terms hereof and the terms and provisions of that certain Credit Agreement between the Borrower and the Holder dated as of May 31, 2016, but made effective as of September 13, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Second Replacement Promissory Note (this note, and all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as this “Note”) shall be payable in accordance with the terms of the Credit Agreement and the specific terms set forth below. Capitalized words and phrases not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

This Note is being executed and delivered in substitution for and to supersede the First Replacement Promissory Convertible Note A and the First Replacement Promissory Convertible Note B, both dated as of January 3, 2018 (each as amended, collectively, the “First Replacement Notes”), in their entirety. It is the intention of the Borrower and Lender that while this Note replaces and supersedes the First Replacement Notes, in their entirety, it is not in payment or satisfaction of the First Replacement Notes, but rather is the substitute of one evidence of debt for another without any intent to extinguish the old. Nothing contained in this Note shall be deemed to extinguish the indebtedness and obligations evidenced by the First Replacement Notes or constitute a novation of the indebtedness evidenced by the First Replacement Notes.

1. Payments.

(a) Monthly Payments. The Borrower shall make monthly payments of principal, and interest, as applicable, to the Holder, based on the payment and amortization schedule attached hereto as Exhibit “A”; provided, however, for the period commencing on the Issuance and Effective Date and continuing through, and including August 11, 2026, interest due on the Note shall be capitalized and added to the outstanding principal balance of the Note. In the event the date of any calendar month on which a payment is due hereunder is not a Business Day, then said payment shall be due on the first Business Day thereafter occurring.

(b) Prepayment Prior to Maturity. The Borrower, at its option, shall have the right to prepay this Note in full and for cash, at any time prior to the Maturity Date, with three (3) Business Days advance written notice (the “Prepayment Notice”) to the Holder. The amount required to prepay this Note in full pursuant to this Section l(b) shall be equal to: (i) the aggregate principal amount then outstanding under this Note; plus (ii) all accrued and unpaid interest due under this Note as of the prepayment date; plus (iii) all other costs, fees, charges, and all other Obligations due and payable hereunder or under any other “Loan Documents” (as hereinafter defined) (collectively, the “Prepayment Amount”). The Borrower shall deliver the Prepayment Amount to the Holder on the third (3rd) Business Day after the date of the Prepayment Notice.

(c) Payment at Maturity. The principal amount of this Note, together with all accrued and unpaid interest, and all other sums due and payable hereunder and/or under any other Loan Documents, are and shall be due and payable in full to the Holder by no later than 2:00 P.M., EST, on the Maturity Date.

(d) Payment of Default Interest. Any amount of principal, interest, or other sums due on this Note or any other Loan Documents which are not paid when due shall bear interest from the date due until such past due amount is paid in full at the Default Rate.

(e) Late Fee. If all or any portion of the payments of principal, interest, or other charges due hereunder are not received by the Holder within five (5) days of the date such payment is due, then the Borrower shall pay to the Holder a late charge (in addition to any other remedies that Holder may have) equal to five percent (5%) of each such unpaid payment or sum. Any payments returned to Holder for any reason must be covered by wire transfer of immediately available funds to an account designated by Holder, plus a $100.00 administrative fee charge. Holder shall have no responsibility or liability for payments purportedly made hereunder but not actually received by Holder, and the Borrower shall not be discharged from the obligation to make such payments due to loss of same in the mails or due to any other excuse or justification ultimately involving facts where such payments were not actually received by Holder.

(f) General Payment Provisions. Interest shall be calculated on the basis of a 365/366-day year, and shall accrue daily on the outstanding principal amount outstanding from time to time for the actual number of days elapsed, commencing as of the Issuance and Effective Date hereof until payment in full of the outstanding principal, together with all accrued and unpaid interest, and other amounts which may become due hereunder or under any Loan Documents, has been received and cleared to the Holder. All payments received and actually collected by Holder hereunder shall be applied first to any costs, fees and expenses due or incurred hereunder or under any other Loan Documents, second to accrued and unpaid interest hereunder, and last to reduce the outstanding principal balance of this Note. All payments on this Note shall be made in lawful money of the United States of America in the manner required by the Credit Agreement.

2. Secured Nature of Note. This Note is being issued in connection with the Credit Agreement. The indebtedness evidenced by this Note is also secured by all of the Collateral of the Borrower and various other instruments and documents referred to in the Credit Agreement as the “Loan Documents” (which term shall have the same meaning in this Note as such term is given in the Credit Agreement). All of the agreements, conditions, covenants, provisions, representations, warranties and stipulations contained in any of the Loan Documents which are to be kept and performed by the Borrower are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and the Borrower covenants and agrees to keep and perform them, or cause them to be kept or performed, strictly in accordance with their terms.

3. Defaults and Remedies.

(a) Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder: (i) the Borrower shall fail to pay any installment of interest, principal, or other sums due under this Note or any other Loan Documents when any such payment shall be due and payable; ( ii) the Borrower or any of its Subsidiaries makes an assignment for the benefit of creditors; (iii) any order or decree is rendered by a court which appoints or requires the appointment of a receiver, liquidator or trustee for the Borrower or any of its Subsidiaries, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (iv) any order or decree is rendered by a court adjudicating the Borrower or any of its Subsidiaries, insolvent, and the order or decree is not vacated within thirty (30) days from the date of entry thereof; (v) the Borrower or any of its Subsidiaries files a petition in bankruptcy under the provisions of any bankruptcy law or any insolvency act; (vi) the Borrower or any of its Subsidiaries admits, in writing, its inability to pay its debts as they become due; (vii) a proceeding or petition in bankruptcy is filed against the Borrower or any of its Subsidiaries, and such proceeding or petition is not dismissed within thirty (30) days from the date it is filed; (viii) the Borrower or any of its Subsidiaries files a petition or answer seeking reorganization or arrangement under the bankruptcy laws or any law or statute of the United States or any other foreign country or state; (ix) the occurrence of any breach, default or “Event of Default” (as such term may be defined in any of the other Loan Documents) under the Credit Agreement or any other Loan Documents; or (x) the Borrower shall fail to perform, comply with or abide by any of the material stipulations, agreements, conditions and/or covenants contained in this Note or any other Loan Documents on the part of the Borrower to be performed, complied with, or abided by, and such failure is not cured within ten (10) days after written notice of such failure is delivered by Holder to the Borrower (provided that if the failure to perform or default in performance is not capable of being cured, in Holder’s sole discretion, then the cure period set forth herein shall not be applicable and the failure or default shall be an immediate Event of Default hereunder).

(b) Remedies. Upon the occurrence of an Event of Default, the interest on this Note shall at the option of the Holder and upon notice thereof accrue at the Default Rate, and, in addition to all other rights or remedies the Holder may have, at law or in equity, the Holder may, in its sole discretion, accelerate full repayment of all principal amounts outstanding hereunder, together with accrued interest thereon, together with all other fees, charges and amounts due under any Loan Documents, together with all attorneys’ fees, paralegals’ fees and costs and expenses incurred by the Holder in collecting or enforcing payment hereof(whether such fees, costs or expenses are incurred in negotiations, all trial and appellate levels, administrative proceedings, bankruptcy proceedings or otherwise), and together with all other Obligations due by the Borrower hereunder and under the Loan Documents, and all such amounts shall thereafter accrue interest at the Default Rate, all without any relief whatsoever from any valuation or appraisement laws, and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, or under this Note or any of the other Loan Documents. in connection with the Holder’s rights hereunder upon an Event of Default, the Holder need not provide, and the Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it in equity or under applicable law.

(c) Exercise of Remedies. The remedies of the Holder as provided herein and in any of the other Loan Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

4. Lost or Stolen Note. Upon notice to the Borrower of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Borrower in a form reasonably acceptable to the Borrower and customary for similar circumstances in commercial lender/borrower circumstances, and, in the case of mutilation, upon surrender and cancellation of the mutilated Note, the Borrower shall promptly execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.

5. Cancellation. After all principal, accrued interest, and all other Obligations at any time owed on this Note or any other Loan Documents have been indefeasibly paid in full, and there are no existing or outstanding commitments for Holder to make any loans or other advances of credit to Borrower under the Credit Agreement or otherwise, this Note shall be canceled by Holder.

6. Waivers. Borrower hereby waives and releases all benefit that might accrue to the Borrower by virtue of any present or future laws exempting any property that may serve as security for this Note, or any other property or Collateral real or personal, or any part of the proceeds arising from any sale of any such property or Collateral, from attachment, levy, or sale under execution, exemption from civil process, or extension of time for payment, including, without limitation, any and all homestead exemption rights of the Borrower; and the Borrower agrees that any property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order or manner desired by Holder. In addition, the Borrower and all others who are, or may become liable for the payment hereof: (i) severally waive presentment for payment, demand, notice of nonpayment or dishonor, protest and notice of protest of this Note or the other Loan Documents, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note or the other Loan Documents; (ii) expressly consent to all extensions of time, renewals or postponements of time of payment of this Note or the other Loan Documents from time to time prior to or after the maturity of this Note without notice, consent or further consideration to any of the foregoing; (iii) expressly agree that the Holder shall not be required first to institute any suit, or to exhaust its remedies against the Borrower, or any other Person or party to become liable hereunder or against any Collateral that may secure this Note in order to enforce the payment of this Note; and (iv) expressly agree that, notwithstanding the occurrence of any of the foregoing (except the express written release by the Holder of any such Person), the undersigned shall be and remain, directly and primarily liable for all sums due under this Note.

7. Governing Law; Venue. The Borrower irrevocably agrees that any dispute arising under, relating to, or in connection with, directly or indirectly, this Note or related to any matter which is the subject of or incidental to this Note (whether or not such claim is based upon breach of contract or tort) shall be subject to the exclusive jurisdiction and venue of the state and/or federal courts located in Broward County, Florida. This provision is intended to be a “mandatory” forum selection clause and governed by and interpreted consistent with Florida law. Borrower hereby consents to the exclusive jurisdiction and venue of any state or federal court having its situs in said county (or to any other jurisdiction or venue, if Holder so elects), and waives any objection based on forum non conveniens. Borrower hereby waives personal service of any and all process and consents that all such service of process may be made by certified mail, return receipt requested, directed to Borrower, as applicable, as set forth herein or in the manner provided by applicable statute, law, rule of court or otherwise. Except for the foregoing mandatory forum selection clause, all terms and provisions hereof and the rights and obligations of the Borrower and Holder hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without reference to conflict of laws principles.

8. Expenses. The Borrower agrees to pay and reimburse the Holder upon demand for all costs and expenses (including, without limitation, attorneys’ fees and expenses) that the Holder may incur in connection with (i) the exercise or enforcement of any rights or remedies (including, but not limited to, collection) granted hereunder or otherwise available to it (whether at law, in equity or otherwise); or (ii) the failure by the Borrower to perform or observe any of the provisions hereof. The provisions of this Section 8 shall survive the execution and delivery of this Note, the repayment of any or all of the Obligations, and the termination of this Note.

9. Waiver of Jury Trial. THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS NOTE, OR ARISING OUT Of , UNDER OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF OR BETWEEN ANY PARTY HERETO, AND THE BORROWER AGREES AND CONSENTS TO THE GRANTING TO HOLDER OF RELIEF FROM ANY STAY ORDER WHICH MIGHT BE ENTERED BY ANY COURT AGAINST HOLDER AND TO ASSIST HOLDER IN OBTAINING SUCH RELIEF. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ACCEPTING THIS NOTE FROM THE BORROWER. THE BORROWER’S REASONABLE RELIANCE UPON SUCH INDUCEMENT IS HEREBY ACKNOWLEDGED.

10. Specific Shall Not Limit General Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Borrower and the Holder and shall not be construed against any person as the drafter hereof.

11. Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder or under any Loan Documents, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.

12. Notice. Notice shall be given to each party at the address for such party set forth in the Credit Agreement, and such notice shall be deemed properly given in accordance with the notice provisions set forth in the Credit Agreement.

13. Usury Savings Clause. Notwithstanding any provision in this Note or the other Loan Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Note or any other applicable law. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Borrower had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Borrower, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Borrower do not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

14. Binding Effect. This Note shall be binding upon the Borrower and the successors and assigns of the Borrower and shall inure to the benefit of Holder and the successors and assigns of Holder.

15. Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.

16. Participations. Holder may from time to time sell or assign, in whole or in part, or grant participations in this Note and/or the obligations evidenced hereby, without any requirement to obtain the Borrower’s written consent or approval. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Borrower (to the extent of such holder’s interest or participation), in each case as fully as though the Borrower was directly indebted to such holder. Holder may in its discretion give notice to the Borrower of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Holder’s or such holder’s rights hereunder.

17. Amendments. The provisions of this Note may be changed only by a written agreement executed by the Borrower and the Holder.

[Signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the Issuance and Effective Date set forth above.

BORROWER:

BANTEC INC.,
a Delaware corporation
f/k/a Drone USA, Inc.

By:	/s/ Michael Bannon
Name:	Michael Bannon
Title:	President and CEO

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